Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FIRST QUARTER 2024 RESULTS

SUGAR LAND, TX – May 14, 2024 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights:

•Announced first quarter 2024 revenues of $199.6 million.
•Improved gross margin by 120 basis points to 24.4% as compared to 23.2% in the 2023 first quarter.
•Reported first quarter 2024 net loss of $17.2 million, a $7.5 million improvement over the 2023 first quarter net loss of $24.7 million.
•Grew consolidated Adjusted EBITDA1 to $6.5 million (3.3% of consolidated revenue), an increase of 54.7% from $4.2 million (2.1% of consolidated revenue) in the 2023 first quarter.
•Reduced Adjusted Selling, General and Administrative Expense1 by $0.8 million, as compared to the 2023 first quarter.
•Provided cash flow from operations of $1.9 million, an increase of $19.6 million as compared to the 2023 first quarter.
•Completed a comprehensive commercial review and established near-term and long-term revenue growth plan.
•Released full year 2024 Adjusted EBITDA guidance of $58 million to $68 million.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“Our first quarter results demonstrate tangible progress in our ongoing program to lower our cost structure and increase margins. In the first quarter, we improved our gross margin to 24.4% and Adjusted EBITDA by 55% to $6.5 million, building on our accelerating financial and operational momentum throughout 2023. Despite relatively flat year over year revenue, first quarter Adjusted EBITDA for our Inspection and Heat Treating and Mechanical Services segments increased by roughly 7% and 11%, respectively,” said Keith D. Tucker, Team’s Chief Executive Officer. “These improvements were delivered in what is typically our slowest quarterly period of the year and further demonstrates the sustainable benefit to margins and cash flow of our ongoing efforts to improve our cost structure and streamline operations.”

“For the past 18 months, we focused on expanding our margins and cash flow from operations by optimizing our cost structure and improving operational efficiency, and while that remains a key ongoing priority, we also see opportunities to grow our market share in both our current and adjacent end markets. With the completion of our comprehensive commercial review performed over the last several months, we identified a number of opportunities to leverage our technical expertise into high-growth and attractive margin service lines and end markets. As a result, in the first quarter of 2024, we launched a set of targeted commercial initiatives designed to achieve mid to high single digit revenue growth within our core markets, while also accelerating our expansion into attractive adjacent markets such as aerospace and renewable energy. We believe these initiatives, together with our ongoing commitment to improving cost efficiency, should further strengthen our financial position and enhance shareholder value,” commented Tucker.

“Looking to the second quarter, we believe the strong activity levels across both of our segments, coupled with our continued focus on cost optimization, will drive improved margins and cash flow compared to last year’s second quarter. Furthermore, we anticipate this strength to continue into the second half of the year and as such, our full year 2024 Adjusted EBITDA guidance of $58 million to $68 million represents a 48% improvement at the midpoint over 2023. This is further evidence of our tangible progress to date and our confidence in the underlying strength of our franchise.”

“Finally, on Tuesday, May 21, we will present an updated investor presentation that discusses our first quarter results and our longer-term strategic and financial objectives designed to further unlock the intrinsic value of TEAM,” concluded Tucker.

Financial Results

First quarter revenues were down $2.7 million to $199.6 million as compared to $202.3 million in the prior-year period. This decrease was primarily driven by an Inspection and Heat Treating (“IHT”) revenue decline of $2.4 million due to lower activity in call out and turnaround services, and a decline in Mechanical Services (“MS”) revenue of $0.3 million, reflecting lower project activity in our Canada region. Despite lower revenues in the first quarter of 2024, consolidated gross margin was $48.7 million, or 24.4% of revenue, up 120 basis points from 23.2% or $47.0 million, in the same quarter a year ago. Gross margin for the quarter was impacted by favorable project mix, improved pricing, and lower overall direct costs due to the Company’s cost reduction efforts.

Selling, general and administrative expenses for the first quarter were $55.1 million, up by $0.4 million, or 0.7%, from the first quarter of 2023. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations as well as non-cash expenses such as depreciation and amortization and share-based compensation expense, declined by $0.8 million as compared to the 2023 period.

Net loss in the first quarter of 2024 was $17.2 million (a loss of $3.89 per share) compared to a net loss of $24.7 million (a loss of $5.69 per share) in the 2023 first quarter. The Company’s Adjusted EBIT, a non-GAAP measure, was a loss of $3.8 million in the 2024 first quarter compared to a loss of $5.7 million in the prior year quarter. Consolidated Adjusted EBITDA, a non-GAAP measure, was $6.5 million for the first quarter of 2024 up 54.7% as compared to $4.2 million for the prior year quarter, with the improvement largely driven by the factors noted above.

Adjusted net loss, consolidated Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-

GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended March 31, 2024 and 2023 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,		Better (Worse)
	2024	2023	$	%
Revenues
IHT	$99,448	$101,829	$(2,381)	(2.3)%
MS	100,152	100,448	(296)	(0.3)%
	$199,600	$202,277	$(2,677)	(1.3)%

Operating income (loss)
IHT	$5,185	$4,723	$462	9.8%
MS	4,091	3,193	898	28.1%
Corporate and shared support services	(15,662)	(15,662)	—	—%
	$(6,386)	$(7,746)	$1,360	17.6%

Revenues. IHT revenues decreased by $2.4 million, or 2.3%, for the 2024 first quarter as compared to prior year period, primarily due to lower callout and turnaround activities in the U.S. and Canada regions. MS revenue decreased by $0.3 million, or 0.3%, for the quarter, with lower period over period revenue in Canada of $4.3 million due to turnaround projects that did not repeat in the 2024 quarter, partially offset by a $1.2 million increase in U.S. operations and a $2.8 million increase in other international operations mainly attributable to higher nested and turnaround activity.

Operating income (loss). IHT’s first quarter 2024 operating income increased by $0.5 million to $5.2 million primarily driven by lower direct costs and improved margins resulting from the Company’s ongoing cost reduction efforts and improved job mix. MS operating income was higher compared to prior year quarter by approximately $0.9 million or 28.1%. MS operating income from the U.S. and other international operations increased by $1.9 million, and $0.6 million, respectively, driven by higher activity and improved margins, partially offset by a decrease of $1.6 million in Canada, primarily driven by non-repeating projects in the 2023 period. Corporate and shared support services costs remained consistent with the prior year period. Consolidated operating loss improved by $1.4 million to a loss of $6.4 million driven by the factors discussed above.

Balance Sheet and Liquidity

At March 31, 2024, the Company had $35.9 million of total liquidity, consisting of consolidated cash and cash equivalents of $19.2 million, (excluding $5.0 million of restricted cash) and $16.7 million of undrawn availability under its various credit facilities.

At May 10, 2024, the Company had $36.7 million of total liquidity, consisting of consolidated cash and cash equivalents of $15.4 million (excluding $5.1 million of cash held mainly as collateral for letters of credit) and approximately $21.3 million of undrawn availability under its various credit facilities. The Company typically experiences negative working capital and liquidity impacts in the run up to the higher activity routinely experienced during the spring and fall turnaround seasons, when these negative working capital trends have historically reversed.

The Company’s total debt as of March 31, 2024 was $307.2 million as compared to $311.4 million as of fiscal year end 2023. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $283.0 million at March 31, 2024.

2024 Outlook

For fiscal year 2024, the Company has provided the following operating and cash flow guidance:

•Total Company Revenue of $850 million to $900 million
•Gross Margin of between $235 million and $265 million
•Adjusted EBITDA of between $58 million and $68 million
•Capital expenditures of between $9 million to $11 million

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in 15 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facility, or maintain its compliance with covenants under its credit facility and debt agreement, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023

Revenues	$199,600	$202,277
Operating expenses	150,869	155,275
Gross margin	48,731	47,002
Selling, general, and administrative expenses	55,117	54,748
Operating loss	(6,386)	(7,746)
Interest expense, net	(12,098)	(16,741)
Other income, net	1,362	635
Loss before income taxes	(17,122)	(23,852)
Provision for income taxes	(73)	(859)
Net loss	$(17,195)	$(24,711)

Loss per common share:
Basic and Diluted	$(3.89)	$(5.69)

Weighted-average number of shares outstanding:
Basic and Diluted	4,415	4,344

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2024	2023
	(unaudited)

Cash and cash equivalents	$24,190	$35,427

Other current assets	274,012	286,674

Property, plant, and equipment, net	123,137	127,057

Other non-current assets	114,144	116,586

Total assets	$535,483	$565,744

Current portion of long-term debt and finance lease obligations	$7,123	$5,212

Other current liabilities	163,883	169,726

Long-term debt and finance lease obligations, net of current maturities	300,038	306,214

Other non-current liabilities	38,148	38,996

Shareholders’ equity	26,291	45,596

Total liabilities and shareholders’ equity	$535,483	$565,744

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2024	2023

Net loss	$(17,195)	$(24,711)

Depreciation and amortization expense	9,640	9,546

Amortization of debt issuance costs, debt discounts and deferred financing costs	1,975	8,486

Deferred income taxes	(626)	(37)

Non-cash compensation cost	665	382

Working Capital and Other	7,427	(11,429)

Net cash provided by (used in) operating activities	1,886	(17,763)

Capital expenditures	(3,016)	(2,692)

Proceeds from disposal of assets	—	332

Net cash used in investing activities	(3,016)	(2,360)

Borrowings (payments) under ABL Facilities, net	(9,909)	(6,001)

Payments under ME/RE Loans, net	(711)	—

Payments under Corre Incremental Term Loans	(356)	—

Payments for debt issuance costs	(1,400)	—

Other	2,542	(235)

Net cash used in financing activities	(9,834)	(6,236)

Effect of exchange rate changes	(273)	153

Net change in cash and cash equivalents	$(11,237)	$(26,206)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Revenues
IHT	$99,448	$101,829
MS	100,152	100,448
	$199,600	$202,277

Operating income (loss)
IHT	$5,185	$4,723
MS	4,091	3,193
Corporate and shared support services	(15,662)	(15,662)
	$(6,386)	$(7,746)

Segment Adjusted EBIT[1]
IHT	$5,320	$4,763
MS	4,498	3,469
Corporate and shared support services	(13,616)	(13,953)
	$(3,798)	$(5,721)

Segment Adjusted EBITDA[1]
IHT	$8,349	$7,817
MS	9,147	8,222
Corporate and shared support services	(10,989)	(11,832)
	$6,507	$4,207
___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, (gain) loss on debt extinguishment, certain severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes from consolidated Adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes from segment Adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBIT and segment Adjusted EBITDA are also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2024	2023
Adjusted Net Loss:
Net loss	$(17,195)	$(24,711)
Professional fees and other[1]	2,081	1,721
Legal costs	82	—
Severance charges, net[2]	425	305
Tax impact of adjustments and other net tax items[3]	(112)	(78)
Adjusted Net Loss	$(14,719)	$(22,763)

Adjusted Net Loss per common share:
Basic and Diluted	$(3.33)	$(5.24)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(17,195)	$(24,711)
Provision for income taxes	73	859
Gain on equipment sale	(10)	(303)
Interest expense, net	12,098	16,741
Professional fees and other[1]	2,081	1,721
Legal costs	82	—
Severance charges, net[2]	425	305
Foreign currency gain	(1,239)	(177)
Pension credit[4]	(113)	(156)
Consolidated Adjusted EBIT	(3,798)	(5,721)
Depreciation and amortization
Amount included in operating expenses	3,583	3,719
Amount included in SG&A expenses	6,057	5,827
Total depreciation and amortization	9,640	9,546
Non-cash share-based compensation costs	665	382
Consolidated Adjusted EBITDA	$6,507	$4,207

Free Cash Flow:
Cash provided by (used in) operating activities	$1,886	$(17,763)
Capital expenditures	(3,016)	(2,692)
Free Cash Flow	$(1,130)	$(20,455)
____________________________________
1    For the three months ended March 31, 2024, includes $1.9 million related to debt financing, and $0.2 million related to support costs. For the three months ended March 31, 2023, includes $1.7 million related to costs associated with corporate support.
2    Represents customary severance costs associated with staff reductions.
3    Represents the tax effect of the adjustments.
4    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$5,185	$4,723
Severance charges, net[1]	95	40
Professional fees and other[2]	40	—
Adjusted EBIT	5,320	4,763
Depreciation and amortization	3,029	3,054
Adjusted EBITDA	$8,349	$7,817

MS
Operating income	$4,091	$3,193
Severance charges, net[1]	325	256
Professional fees and other[2]	82	20
Adjusted EBIT	4,498	3,469
Depreciation and amortization	4,649	4,753
Adjusted EBITDA	$9,147	$8,222

Corporate and shared support services
Net loss	$(26,471)	$(32,627)
Provision for income taxes	73	859
Gain on equipment sale	(10)	(303)
Interest expense, net	12,098	16,741
Foreign currency gain	(1,239)	(177)
Pension credit[3]	(113)	(156)
Professional fees and other[2]	1,959	1,701
Legal costs	82	—
Severance charges, net[1]	5	9
Adjusted EBIT	(13,616)	(13,953)
Depreciation and amortization	1,962	1,739
Non-cash share-based compensation costs	665	382
Adjusted EBITDA	$(10,989)	$(11,832)
___________________
1    Represents customary severance costs associated with staff reductions.
2    For the three months ended March 31, 2024, includes $1.9 million related to debt financing, and $0.2 million related to support costs. For the three months ended March 31, 2023, includes $1.7 million related to costs associated with corporate support.
3    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023

Selling, general, and administrative expenses	$55,117	$54,748
Less:
Depreciation and Amortization in SG&A expenses	6,057	5,827
Non-cash share-based compensation costs	665	382
Professional fees and other[1]	2,081	1,721
Legal costs	82	—
Severance charges included in SG&A expenses	425	220
Total non-cash/non-recurring items	9,310	8,150
Adjusted Selling, General and Administrative Expense	$45,807	$46,598
___________________
1    For the three months ended March 31, 2024, includes $1.9 million related to debt financing, and $0.2 million related to support costs. For the three months ended March 31, 2023, includes $1.7 million related to costs associated with corporate support.